Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-220618-01) of Spirit Realty, L.P. and in the related Prospectus of our report dated February 22, 2018 (except for Notes 1, 2, 11, and 14, as to which the date is September 19, 2018), with respect to the consolidated financial statements and schedules of Spirit Realty, L.P. included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Dallas, Texas
September 19, 2018